EXHIBIT 99.1
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GMX RESOURCES INC.
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FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                                  Ken L. Kenworthy, Jr.
Executive V. P., CFO                                   President, CEO
405.600.0711 x16                                       405.600.0711 x11




GMX RESOURCES INC.  ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK

OKLAHOMA CITY, OKLAHOMA, JULY 14, 2005 GMX RESOURCES INC., NASDAQ NMS (NATIONAL MARKET SYSTEM) 'GMXR', (WWW.GMXRESOURCES.COM) announced that it has entered into definitive agreements with institutional investors to sell 1,600,000 shares of common stock in a private placement for $13.50 per share or a total of $21.6 million. Upon completion of this transaction, GMXR will have 9,816,266 outstanding shares of common stock. Proceeds of the transaction, after payment of placement fees, will be used for drilling and development of the Company's East Texas properties. The common stock sold by the Company in the private placement will not be registered under the Securities Act of 1933 or any state securities laws and may not be sold without registration or compliance with an exemption therefrom. The Company has agreed to file a resale registration statement within 30 days.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has interests in 78 gross/47.95 net producing wells and 22,697 gross acres with 13,450 net acres (1H05) in Texas, Louisiana & New Mexico. GMXR also has a large inventory of development prospects in North Carthage Field of East Texas as follows: 67 gross- 39 net Cotton Valley Sand
(CVS) proved undeveloped wells (YE04), 134 gross- 88 net (1H05) CVS probable locations on 160-80 acre density and 317 gross- 186 net (1H05) probable CVS locations on 40 acre density. The Company's strategy is to drill and complete CVS wells, which could significantly grow production, grow its natural gas reserves and build shareholder value.



This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company's financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company's properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company's properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company's ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.